Exhibit 99.1

News Release

Newell Brands Announces Third Quarter 2018 Results

Delivers Sequential Core Sales Improvement in All Segments and Regions

Reaffirms Full Year Net Sales and Operating Cash Flow Guidance

Increases Full Year Normalized EPS Guidance

Records Non-Cash Goodwill Impairment Charge

HOBOKEN, NJ – November 2, 2018 – Newell Brands (NYSE: NWL) today announced its third quarter 2018 financial results.

“Our third quarter results reflect solid progress in a number of areas as we continue to execute the Accelerated Transformation Plan announced in January of this year,” said Michael Polk, President and Chief Executive Officer of Newell Brands. “Our focus on margins and operating cash flow has begun to pay off as we generated strong sequential improvement on both metrics resulting from organization restructuring and diligent cost and working capital management. Core sales results in our continuing business improved sequentially in all segments and regions and we expect that trend to continue into the fourth quarter. We were particularly pleased with the improved trajectory in our Learning & Development segment. Writing core sales returned to growth and we made good financial progress despite the continued impact of the Toys “R” Us bankruptcy on Baby. We passed more than $600 million back to investors in share repurchase and dividends, deployed about $900 million against debt repayment during the quarter and completed a tender offer for another $1 billion in debt reduction in October. We are laser focused on strengthening the operating performance and financial flexibility of the company and are confident that the Accelerated Transformation Plan will create significant value and a return of capital for shareholders.”

Third Quarter 2018 Executive Summary

•

Net sales from continuing operations were $2.3 billion, compared with $2.5 billion in the prior year, reflecting a $61 million headwind from the adoption of the new 2018 revenue recognition standard, unfavorable foreign exchange and a decline in core sales.

•

Core sales from continuing operations declined 4.0 percent. All segments and regions posted better core sales trends on a sequential basis, with the Writing business returning to growth. In the third quarter of 2017, the company recorded approximately $55 million of core sales at Toys “R” Us (TRU) which did not repeat at this customer.

•

The company recorded an $8.1 billion non-cash impairment charge from continuing operations primarily related to impairment of goodwill and trade names, the majority of which is attributable to the impact of the decline in the company’s market capitalization during the third quarter. The intangible asset valuation is capped at the fair value of the company, defined as the enterprise value at a reasonable premium.

•

Reported operating margin was a negative 347 percent; reported diluted loss per share for the total company was $15.10 compared with earnings of $0.48 in the prior year; and reported diluted loss per share from continuing operations was $14.43 versus earnings of $0.23 in the previous year. The declines were primarily attributable to the impairment charge, which more than offset significantly reduced restructuring and integration costs.

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•	Normalized operating margin was 13.0 percent compared to 12.9 percent in the prior year.

•

Normalized diluted earnings per share from continuing operations were $0.54, in line with the prior year. Normalized diluted earnings per share for the total company were $0.81, compared with $0.86 in the prior year.

•	Operating cash flow was $572 million compared with $183 million in the prior year, driven primarily by progress on the company’s working capital initiatives.

•	The company reduced debt by $890 million to $9.6 billion and deployed $107 million to payment of dividends and $511 million to share repurchase.

•	The company reaffirmed its 2018 full year outlook for net sales of $8.7 billion to $9.0 billion and operating cash flow of $900 million to $1.2 billion.

•	The company increased 2018 full year outlook for normalized earnings per share by $0.10 to $2.55 to $2.75 per share, driven by discrete tax benefits.

Third Quarter 2018 Operating Results

Net sales were $2.3 billion, compared to $2.5 billion in the prior year, with the 7.7 percent decline attributable to the impact of the adoption of the new 2018 revenue recognition standard, unfavorable foreign exchange and a 4.0 percent decline in core sales from continuing operations.

Reported gross margin was 35.9 percent compared with 35.1 percent in the prior year, resulting from better pricing, productivity, lower integration and restructuring costs and the impact of the new revenue recognition standard, which more than offset the impact of foreign exchange, inflation related to tariffs and higher input costs and other manufacturing costs associated with inventory reduction. Normalized gross margin was 35.7 percent compared with 35.8 percent in the prior year.

The company recorded an $8.1 billion non-cash impairment charge from continuing operations primarily associated with intangible assets in certain acquired businesses in each of its reporting segments. The impairment charge is attributable to (a) the impact of the company’s enterprise value pullback experienced in the third quarter, and (b) the latest cash flow projections associated with these businesses. The intangible asset valuation is capped at the fair value of the company defined as the enterprise value at a reasonable premium.

Reported operating loss was $7.9 billion compared with operating income of $141 million in the prior year, reflecting the impact of the impairment charge. Normalized operating income was $296 million compared with $319 million in the prior year. Normalized operating margin was 13.0 percent compared to 12.9 percent in the prior year.

The reported tax benefit for the quarter of $1.2 billion compared with a benefit of $131 million in the prior year, primarily driven by tax effects associated with the company’s impairment charge and integration of certain legal entities. The normalized tax rate was a negative 37.2 percent, for a benefit of $69.3 million, compared with a negative 30.0 percent, or benefit of $61.1 million, in the prior year.

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The company reported a net loss of $7.1 billion compared with net income of $234 million in the prior year, with the decline primarily attributable to the total company impairment charge of $8.7 billion. Continuing operations posted a net loss of $6.8 billion compared with net income of $111 million last year. Discontinued operations reported a $317 million net loss, including a $517 million impairment charge, versus net income of $123 million in the year-ago period. Reported diluted loss per share for the total company was $15.10 compared with earnings of $0.48 in the prior year. Reported diluted loss per share from continuing operations was $14.43 versus earnings of $0.23 in the previous year. Reported diluted loss per share from discontinued operations was $0.67 compared with earnings of $0.25 in the prior year.

Normalized net income for the total company was $384 million, or $0.81 per share, compared with $421 million, or $0.86 per share, in the prior year. Normalized diluted earnings per share from continuing operations were $0.54, in line with the prior year. Normalized diluted earnings per share from discontinued operations were $0.27 compared with $0.32 in the prior year.

Operating cash flow was $572 million compared with $183 million in the prior year, driven by strong execution of inventory management and other working capital improvements, as well as lower tax payments.

A reconciliation of reported results to normalized results is included in the tables attached to this release.

Third Quarter 2018 Operating Segment Results

The Food & Appliances segment generated net sales of $722 million compared with $815 million in the prior year, reflecting the negative impacts of the new 2018 revenue recognition standard, foreign exchange and continuing challenges on Appliances related to lost distribution at a key U.S. retailer, which more than offset improved results from Food. The company expects core sales trends to improve sequentially in the fourth quarter related to new product launches on Appliances and Cookware. Reported operating loss was $3.3 billion compared with operating income of $105 million in the prior year, largely due to the impairment charge on intangible assets. Normalized operating income was $96.9 million versus $122 million last year. Normalized operating margin was 13.4 percent of sales compared with 15.0 percent in the prior year.

The Home & Outdoor Living segment generated net sales of $727 million compared with $780 million in the prior year, reflecting the negative impacts of the new 2018 revenue recognition standard, unfavorable foreign exchange, continuing challenges for Yankee Candle in Europe and lost distribution for Coleman at a key U.S. retailer. These outcomes were partially offset by growth from Connected Home & Security and the Home Fragrance U.S. wholesale business. The company expects core sales trends to improve sequentially in the fourth quarter related to continued strong growth on Connected Home & Security and improved performance on Home Fragrance driven by growth in the U.S. wholesale channel and stabilization in Europe. Reported operating loss was $4.3 billion compared with operating income of $95.5 million in the prior year, reflecting the impairment charge on intangible assets. Normalized operating income was $83.0 million compared with $111 million in the prior year. Normalized operating margin was 11.4 percent of sales compared with 14.2 percent last year.

The Learning & Development segment generated net sales of $829 million compared with $863 million in the prior year, as a return to core sales growth in the Writing business was more than offset by the impact of the new 2018 revenue recognition standard, unfavorable currency and a decline in core sales for Baby. While down in the quarter, due largely to the disruption created by TRU’s liquidation of its U.S. stores, core sales results for the Baby division improved significantly on a sequential basis. The company expects the Learning & Development segment to return to growth in the fourth quarter related to further strengthening in Writing and continued progress on Baby, despite the continued negative impact from the TRU bankruptcy. Reported operating loss was $159 million compared with

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News Release

operating income of $109 million in the prior year, primarily attributable to the impairment charge on intangible assets. Normalized operating income was $195 million versus $142 million last year. Normalized operating margin was 23.5 percent of sales compared with 16.5 percent last year.

Accelerated Transformation Plan Update

Since announcing the Accelerated Transformation Plan on January 25th, Newell Brands has made substantial progress in achieving improved operational performance, divesting non-core businesses, deleveraging the balance sheet and returning cash to shareholders, while simultaneously moving toward a simpler, stronger and faster company.

Key achievements of the Accelerated Transformation Plan year-to-date include:

•	closing three transactions (The Waddington Group, Rawlings Sporting Goods Company and Goody Products), which account for $2.6 billion of after-tax proceeds;

•

right-sizing the cost structure and adapting organizational design to a smaller company footprint, with actions taken in the second and third quarters yielding an approximately 10 percent reduction in professional headcount on the continuing businesses;

•	allocating divestiture proceeds toward debt paydown and share repurchase:

•	debt paydown – net debt exiting the third quarter $2.5 billion lower than prior year,

•	share repurchases of $511 million in the third quarter.

Outlook for the Twelve Months Ending December 31, 2018

Newell Brands 2018 full year guidance assumes full year ownership of all businesses held for sale, with the exception of the Waddington and Rawlings businesses which were divested as of June 29, 2018, and the Goody business, which was divested as of August 31, 2018.

The 2018 full year guidance is as follows:

	Previous 2018 Full Year Outlook	Updated 2018 Full Year Outlook
Net Sales	$8.7bn to $9.0bn	$8.7bn to $9.0bn
Normalized Earnings per Share Operating Cash Flow	$2.45 to $2.65 $0.9bn to $1.2bn	$2.55 to $2.75 $0.9bn to $1.2bn

The company’s net sales outlook reflects sales from continuing operations only. Normalized earnings per share and operating cash flow guidance reflects the total company outlook. Full year 2018 weighted average share count projection is unchanged at approximately 480 million shares with weighted average share count estimated at approximately 470 million in the fourth quarter.

The company continues to expect second half normalized operating margins of 12.0 percent to 12.4 percent and now expects fourth quarter core sales growth trends to continue to improve on a sequential basis. Core sales in 2018 are calculated on a constant currency basis in line with industry practice and exclude the impact of foreign currency, acquisitions until their first anniversary and planned and completed divestitures.

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News Release

The company has presented forward-looking statements regarding normalized earnings per share for the total company and normalized operating margin on continuing operations. These non–GAAP financial measures are derived by excluding certain amounts, expenses or income from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company’s full-year 2018 financial results.

Conference Call

The company’s third quarter 2018 earnings conference call will be held today, November 2, 2018, at 8:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investors section of Newell Brands’ website at www.newellbrands.com. A webcast replay and a supporting slide presentation will be made available in the Investors section of the company’s website under Quarterly Earnings.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance using the same tools that management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, planned and completed divestitures, retail store openings and closings, changes in foreign currency and the impact of the adoption of revenue recognition standard ASC 606 as of January 1, 2018, from year-over-year comparisons. The effect of foreign currency on 2018 reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the 2018 reported sales and the constant currency sales presented as the currency impact increase or decrease in core sales. The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income, “normalized” operating margin, “normalized” net income, “normalized” diluted earnings per share, “normalized” interest and “normalized” tax rates, which exclude restructuring and other expenses and one-time and other events such as costs related to certain product recalls, the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, discontinued operations, divestiture costs, costs related to the acquisition, integration and financing of acquired businesses, amortization of intangible assets associated with acquisitions, advisory costs for process transformation and optimization initiatives, costs of personnel dedicated to integration activities and transformation initiatives and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations.

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The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In situations in which an item excluded from normalized results impacts income tax expense, the company uses a “with” and “without” approach to determine normalized income tax expense.

While the company believes these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NYSE: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Marmot®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, and Yankee Candle®. For hundreds of millions of consumers, Newell Brands makes life better every day, where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Nancy O’Donnell	Claire-Aude Staraci
SVP, Investor Relations and Corporate Communications	Director, External Communications
+1 (201) 610-6857	+1 (201) 610-6717
nancy.odonnell@newellco.com	claireaude.staraci@newellco.com

Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies and similar matters, are forward- looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “will,” “should,” “would” or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. In addition, there are no assurances that we will complete any or all of the potential transactions or other initiatives referenced above. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:

•	our dependence on the strength of retail, commercial and industrial sectors of the economy in various parts of the world;

•	competition with other manufacturers and distributors of consumer products;

•	major retailers’ strong bargaining power and consolidation of our customers;

•	our ability to improve productivity, reduce complexity and streamline operations;

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•	future events that could adversely affect the value of our assets and/or stock price and require additional impairment charges;

•	our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;

•	risks related to our substantial indebtedness, a potential increase in interest rates or changes in our credit ratings;

•	our ability to effectively accelerate our transformation plan and to execute our divestitures of the remaining assets held for sale;

•	our ability to complete planned acquisitions and divestitures, to integrate acquisitions and to offset unexpected costs or expenses associated with acquisitions or dispositions;

•	changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner;

•	the risks inherent to our foreign operations, including currency fluctuations, exchange controls and pricing restrictions;

•	a failure of one of our key information technology systems or related controls;

•	the impact of United States and foreign regulations on our operations, including the impacts of tariffs and environmental remediation costs;

•	the potential inability to attract, retain and motivate key employees;

•	the resolution of tax contingencies resulting in additional tax liabilities;

•	product liability, product recalls or related regulatory actions;

•	our ability to protect intellectual property rights;

•	significant increases in the funding obligations related to our pension plans; and

•	other factors listed from time to time in our filings with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K.

The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.

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NEWELL BRANDS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in millions, except per share data)

	For the three months ended September 30,			For the nine months ended September 30,
	2018	2017	% Change	2018	2017	% Change
Net sales	$2,277.2	$2,466.6	(7.7)%	$6,290.3	$7,062.8	(10.9)%
Cost of products sold	1,460.2	1,601.7		4,093.2	4,613.6

GROSS PROFIT	817.0	864.9	(5.5)%	2,197.1	2,449.2	(10.3)%
% of sales	35.9%	35.1%		34.9%	34.7%
Selling, general and administrative expenses	575.7	687.9	(16.3)%	1,815.6	2,052.7	(11.6)%
	25.3%	27.9%		28.9%	29.1%
Restructuring costs, net	11.4	35.5		62.5	68.4
Impairment of goodwill, intangibles and other assets	8,133.7	0.4		8,165.3	84.3

OPERATING INCOME (LOSS)	(7,903.8)	141.1	NM	(7,846.3)	243.8	NM
% of sales	(347.1)%	5.7%		(124.7)%	3.5%
Nonoperating expenses:
Interest expense, net	105.6	116.4		342.2	353.0
Loss on extinguishment of debt	—	—		—	32.3
Other (income) expense, net	3.9	44.7		(10.7)	(713.9)

	109.5	161.1		331.5	(328.6)

INCOME (LOSS) BEFORE INCOME TAXES	(8,013.3)	(20.0)	NM	(8,177.8)	572.4	NM

% of sales	(351.9)%	(0.8)%		(130.0)%	8.1%
Income tax benefit	(1,218.0)	(131.1)		(1,251.4)	(99.6)
Effective rate	15.2%	655.5%		15.3%	(17.4)%

INCOME (LOSS) FROM CONTINUING OPERATIONS	(6,795.3)	111.1	NM	(6,926.4)	672.0	NM

% of sales	(298.4)%	4.5%		(110.1)%	9.5%
Income (loss) from discontinued operations, net of tax	(317.1)	123.3		(1.0)	423.9

NET INCOME (LOSS)	$(7,112.4)	$234.4	NM	$(6,927.4)	$1,095.9	(732.1)%

% of sales	(312.3)%	9.5%		(110.1)%	15.5%
Weighted average common shares outstanding:
Basic	471.0	490.4		481.1	486.3
Diluted	471.0	491.5		481.1	487.9
Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$(14.43)	$0.23		$(14.40)	$1.38
Income (loss) from discontinued operations	(0.67)	0.25		—	0.87

NET INCOME (LOSS)	$(15.10)	$0.48	NM	$(14.40)	$2.25	(740.0)%
Diluted:
Income (loss) from continuing operations	$(14.43)	$0.23		$(14.40)	$1.38
Income (loss) from discontinued operations	(0.67)	0.25		—	0.87

NET INCOME (LOSS)	$(15.10)	$0.48	NM	$(14.40)	$2.25	(740.0)%
Dividends per share	$0.23	$0.23		$0.69	$0.65

*	NM - NOT MEANINGFUL

NEWELL BRANDS INC.

CONSOLIDATED BALANCE SHEETS

in Millions

	At September 30, 2018	At September 30, 2017
Assets
Current assets
Cash and cash equivalents	$1,443.6	$792.3
Accounts receivable, net	2,015.4	2,083.7
Inventories, net	1,857.5	2,009.5
Prepaid expenses and other current assets	284.5	290.0
Current assets held for sale	6,718.2	3,729.3

Total current assets	12,319.2	8,904.8
Property, plant and equipment, net	916.9	953.1
Goodwill	2,973.6	6,837.3
Other intangible assets, net	5,771.4	10,240.7
Deferred income taxes	207.4	30.7
Noncurrent assets held for sale	—	6,551.4
Other assets	321.6	370.0

TOTAL ASSETS	$22,510.1	$33,888.0

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,172.0	$1,227.3
Accrued compensation	139.6	132.6
Other accrued liabilities	1,256.1	1,230.4
Short-term debt and current portion of long-term debt	316.3	1,289.9
Current liabilities held for sale	1,408.5	1,216.8

Total current liabilities	4,292.5	5,097.0
Long-term debt	9,296.8	10,183.7
Deferred income taxes	1,281.3	3,997.4
Noncurrent liabilities held for sale	—	656.1
Other non-current liabilities	1,414.7	1,183.8

Total liabilities	$16,285.3	$21,118.0

Stockholders’ equity
Total stockholders’ equity attributable to parent	6,191.9	12,734.4
Total stockholders’ equity attributable to non-controlling interests	32.9	35.6

Total stockholders’ equity	$6,224.8	$12,770.0

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$22,510.1	$33,888.0

NEWELL BRANDS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

in Millions

	For the nine months ended September 30,
	2018	2017
Operating Activities
Net income (loss)	$(6,927.4)	$1,095.9
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	337.6	475.8
Impairment of goodwill, intangibles and other assets	9,136.1	85.0
Gain from sale of businesses, net	(489.3)	(712.3)
Loss on extinguishment of debt	—	(1.9)
Deferred income taxes	(1,279.7)	(99.1)
Stock based compensation expense	57.9	61.2
Other, net	2.9	8.3
Changes in operating accounts excluding the effects of acquisitions and divestitures:
Accounts receivable	(122.4)	54.4
Inventories	(262.3)	(707.0)
Accounts payable	(61.4)	136.1
Accrued liabilities and other	(210.4)	(420.2)

Net cash provided by (used in) operating activities	$181.6	$(23.8)
Investing Activities
Proceeds from sale of divested businesses	2,774.6	2,101.4
Acquisitions and acquisition-related activities	—	(634.3)
Capital expenditures	(273.7)	(292.9)
Other investing activities	58.4	9.2

Net cash provided by investing activities	$2,559.3	$1,183.4
Financing Activities
Net short term borrowings	(903.9)	686.3
Payments on long-term debt	(2.0)	(1,194.0)
Repurchase and retirement of shares of common stock	(511.1)	—
Cash dividends	(332.3)	(317.1)
Payments to dissenting shareholders	—	(161.6)
Option proceeds net of repurchase of restricted shares for vesting and other, net	(18.7)	(19.5)

Net cash used in financing activities	$(1,768.0)	$(1,005.9)
Exchange rate effect on cash and cash equivalents	(15.0)	51.1

Increase in cash and cash equivalents	957.9	204.8
Cash and cash equivalents at beginning of period	485.7	587.5

Cash and cash equivalents at end of period	$1,443.6	$792.3

NEWELL BRANDS INC.

Financial Worksheet - Segment Reporting

For the three and nine months ended September 30, 2018 and 2017 in Millions

	For the three months ended September 30, 2018						For the three months ended September 30, 2017						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Normalized	Normalized			Normalized
		Operating	Operating	Excluded	Operating	Operating		Operating	Operating	Excluded	Operating	Operating	Net Sales		Operating Income
	Net Sales	Income	Margin	Items [1]	Income	Margin	Net Sales	Income	Margin	Items [2]	Income	Margin	$	%	$	%
FOOD AND APPLIANCES	721.5	(3,323.6)	(460.7)%	3,420.5	96.9	13.4%	814.6	105.1	12.9%	17.0	122.1	15.0%	(93.1)	(11.4)%	(25.2)	(20.6)%
HOME AND OUTDOOR LIVING	726.5	(4,300.4)	(591.9)%	4,383.4	83.0	11.4%	779.5	95.5	12.3%	15.0	110.5	14.2%	(53.0)	(6.8)%	(27.5)	(24.9)%
LEARNING AND DEVELOPMENT	829.2	(159.2)	(19.2)%	353.9	194.7	23.5%	862.8	108.9	12.6%	33.4	142.3	16.5%	(33.6)	(3.9)%	52.4	36.8%
OTHER	—	1.0	—%	(0.6)	0.4	—%	9.7	(4.9)	(50.5)%	11.2	6.3	64.9%	(9.7)	(100.0)%	(5.9)	(93.7)%
RESTRUCTURING	—	(11.4)	—%	11.4	—	—%	—	(35.5)	—%	35.5	—	—%	—	—%	—	—%
CORPORATE	—	(110.2)	—%	31.0	(79.2)	—%	—	(128.0)	—%	66.1	(61.9)	—%	—	—%	(17.3)	(27.9)%

	$2,277.2	$(7,903.8)	(347.1)%	$8,199.6	$295.8	13.0%	$2,466.6	$141.1	5.7%	$178.2	$319.3	12.9%	$(189.4)	(7.7)%	$(23.5)	(7.4)%

	For the nine months ended September 30, 2018						For the nine months ended September 30, 2017						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Normalized	Normalized			Normalized
		Operating	Operating	Excluded	Operating	Operating		Operating	Operating	Excluded	Operating	Operating	Net Sales		Operating Income
	Net Sales	Income	Margin	Items	Income	Margin	Net Sales	Income	Margin	Items	Income	Margin	$	%	$	%
FOOD AND APPLIANCES	1,875.5	(3,270.7)	(174.4)%	3,439.7	169.0	9.0%	2,033.2	205.9	10.1%	37.1	243.0	12.0%	(157.7)	(7.8)%	(74.0)	(30.5)%
HOME AND OUTDOOR LIVING	2,137.9	(4,283.2)	(200.3)%	4,445.5	162.3	7.6%	2,242.5	165.6	7.4%	53.0	218.6	9.7%	(104.6)	(4.7)%	(56.3)	(25.8)%
LEARNING AND DEVELOPMENT	2,274.9	102.5	4.5%	393.3	495.8	21.8%	2,539.4	442.6	17.4%	58.7	501.3	19.7%	(264.5)	(10.4)%	(5.5)	(1.1)%
OTHER	2.0	3.4	170.0%	(0.6)	2.8	140.0%	247.7	(90.4)	(36.5)%	92.8	2.4	1.0%	(245.7)	(99.2)%	0.4	16.7%
RESTRUCTURING	—	(62.5)	—%	62.5	—	—%	—	(68.4)	—%	68.4	—	—%	—	—%	—	—%
CORPORATE	—	(335.8)	—%	115.7	(220.1)	—%	—	(411.5)	—%	236.7	(174.8)	—%	—	—%	(45.3)	(25.9)%

	$6,290.3	$(7,846.3)	(124.7)%	$8,456.1	$609.8	9.7%	$7,062.8	$243.8	3.5%	$546.7	$790.5	11.2%	$(772.5)	(10.9)%	(180.7)	(22.9)%

[1]

The three months ended September 30, 2018 excluded items consists of $31.9 million of costs primarily associated with the Accelerated Transformation Plan, $11.4 million of which was charged to restructuring; $4.8 million of transaction and related costs; $(4.0) million net of recoveries for fire-related losses in the Writing business; $0.6 million of consulting for accounting standard adoptions; $32.6 million of acquisition amortization costs and $8.1 billion of impairment charges primarily related to goodwill and tradenames.

[2]

The three months ended September 30, 2017 excluded items consist of $11.9 million of costs associated with Project Renewal ($7.4 million of which was charged to restructuring); $90.1 million primarily related to the Jarden integration ($28.1 million of which was charged to restructuring); $0.7 million of costs related to the fair value step-up of inventory related to the Chesapeake® acquisition; $4.9 million of transaction costs primarily related to the Sistema® and Chesapeake® acquisitions; $13.4 million of costs primarily related to the divestiture of the Winter Sports business; $10.6 million of fire-related losses net of recoveries in the Writing business; $15.0 million of bad debt related to a customer in the Baby business; $31.2 million of amortization of acquisition-related intangible assets; and $0.4 million of impairment charges primarily associated with assets of businesses held for sale.

NEWELL BRANDS INC.

Reconciliation of GAAP and Non-GAAP Information

CERTAIN LINE ITEMS

(in millions, except per share data)

	For the three months ended September 30, 2018
	GAAP Measure		Acquisition	Transaction		Other	Net gain/(loss)		Non-GAAP Measure
		Integration	amortization	and	Divestiture	non-recurring	on sale			Percentage
	Reported	costs [1]	costs [2]	related costs [3]	costs [4]	items [5]	of business [6]	Tax items [7]	Normalized*	of Sales
Cost of products sold	$1,460.2	$(0.2)	$—	$—	$—	$4.0	$—	$—	$1,464.0	64.3%
Gross profit	817.0	0.2	—	—	—	(4.0)	—	—	813.2	35.7%
Selling, general and administrative expenses	575.7	(20.3)	(32.6)	(1.7)	(3.1)	(0.6)	—	—	517.4	22.7%
Restructuring costs	11.4	(11.4)	—	—	—	—	—	—	—
Impairment charges	8,133.7	—	(8,133.7)	—	—	—	—	—	—
Operating income (loss)	(7,903.8)	31.9	8,166.3	1.7	3.1	(3.4)	—	—	295.8	13.0%
Non-operating (income) expenses	109.5	—	—	—	—	(0.2)	—	—	109.3
Income (loss) before income taxes	(8,013.3)	31.9	8,166.3	1.7	3.1	(3.2)	—	—	186.5
Income taxes [8]	(1,218.0)	7.2	1,141.1	0.4	0.7	(0.7)	—	—	(69.3)
Net income (loss) from continuing operations	(6,795.3)	24.7	7,025.2	1.3	2.4	(2.5)	—	—	255.8
Income (loss) from discontinued operations, net of tax	(317.1)	4.0	510.8	—	3.6	0.1	(13.9)	(59.0)	128.5
Net income (loss)	$(7.112.4)	$28.7	$7,536.0	$1.3	$6.0	$(2.4)	$(13.9)	$(59.0)	$384.3
Diluted earnings per share**	$(15.10)	$0.06	$15.99	$—	$0.01	$(0.01)	$(0.03)	$0.13	$0.81

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**

Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 471.3 million shares for the three months ended September 30, 2018. Totals may not add due to rounding.

[1]

During the thee months ended September 30, 2018, the Company incurred costs primarily associated with the Accelerated Transformation Plan of $38.6 million ($6.7 million of which is reported in discontinued operations), including $14.2 million of restructuring costs ($2.8 million of which is reported in discontinued operations).

[2]

During the three months ended September 30, 2018, the Company incurred acquisition amortization costs of $32.6 million. During the three months ended September 30, 2018, the Company recognized impairment charges of $8.7 billion ($4.4 billion related to goodwill, $4.3 billion to tradenames) of which $516.8 million was reported in discontinued operations primarily related to the Jostens and Gaming businesses held for sale.

[3]	During the three months ended September 30, 2018, the Company recognized transaction and related costs of $1.7 million.
[4]

During the three months ended September 30, 2018, the Company recognized $9.2 million of costs ($6.1 million of which were reported in discontinued operations) primarily related to the divestitures of Goody, Waddington, Team Sports and the planned divestitures of Process Solutions and Commercial and Consumer Solutions businesses.

[5]

During the three months ended September 30, 2018, the Company recorded $4.0 million, net of recoveries, for fire-related losses in the Writing business; $0.6 million of consulting costs for accounting standard adoption, and $0.3 million of pension settlement costs ($0.1 million of which is reported in discontinued operations).

[6]

During the three months ended September 30, 2018, the Company recognized a gain of $20.4 million related to the sale of the Goody business, $5.7 million and $1.4 million net gains primarily due to working capital adjustments related to the sale of the Rawlings and Waddington businesses, respectively.

[7]

During the three months ended September 30, 2018 the Company recognized deferred tax expense related to the difference between the book and tax basis in the Goody, Jostens, Gaming and Fishing businesses divested and held for sale.

[8]

The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.

Reconciliation of GAAP and Non-GAAP Information

CERTAIN LINE ITEMS

(in millions, except per share data)

	For the nine months ended September 30, 2018
	GAAP Measure		Acquisition	Transaction		Other	Net gain/(loss)		Non-GAAP Measure
		Integration	amortization	and	Divestiture	non-recurring	on sale			Percentage
	Reported	costs [1]	costs [2]	related costs [3]	costs [4]	items [5]	of business [6]	Tax items [7]	Normalized*	of Sales
Cost of products sold	$4,093.2	$(3.0)	$—	$—	$—	$9.2	$—	$—	$4,099.4	65.2%
Gross profit	2,197.1	3.0	—	—	—	(9.2)	—	—	2,190.9	34.8%
Selling, general and administrative expenses	1,815.6	(71.5)	(98.9)	(12.9)	(7.2)	(44.0)	—	—	1,581.1	25.1%
Restructuring costs	62.5	(62.5)	—	—	—	—	—	—	—
Impairment charges	8,165.3	—	(8,165.3)	—	—	—	—	—	—
Operating income (loss)	(7,846.3)	137.0	8,264.2	12.9	7.2	34.8	—	—	609.8	9.7%
Non-operating (income) expenses	331.5	—	—	—	—	10.6	0.6	—	342.7
Income (loss) before income taxes	(8,177.8)	137.0	8,264.2	12.9	7.2	24.2	(0.6)	—	267.1
Income taxes [8]	(1,251.4)	(11.0)	1,124.2	(0.5)	0.3	4.3	5.5	2.5	(126.1)
Net income (loss) from continuing operations	(6,926.4)	148.0	7,140.0	13.4	6.9	19.9	(6.1)	(2.5)	393.2
Income (loss) from discontinued operations, net of tax	(1.0)	21.5	993.4	—	22.3	0.4	(425.8)	(55.1)	555.7
Net income (loss)	$(6,927.4)	$169.5	$8,133.4	$13.4	$29.2	$20.3	$(431.9)	$(57.6)	$948.9
Diluted earnings per share**	$(14.40)	$0.35	$16.88	$0.03	$0.06	$0.04	$(0.90)	$(0.12)	$1.97

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**

Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 481.7 million shares for the nine months ended September 30, 2018.    Totals may not add due to rounding.

[1]

During the nine months ended September 30, 2018, the Company incurred costs primarily associated with the Accelerated Transformation Plan of $162.3 million ($25.3 million of which is reported in discontinued operations), including $70.3 million of restructuring costs ($7.8 million of which is reported in discontinued operations).

[2]

During the nine months ended September 30, 2018, the Company incurred acquisition amortization costs of $139.9 million ($41.0 million of which is reported in discontinued operations). During the nine months ended September 30, 2018, the Company recognized impairment charges of $9.1 billion ($4.8 billion related to goodwill, $4.3 billion to tradenames and $39.1 million, primarily related to Home Fragrance fixed assets impairments) of which $970.8 million was reported in discontinued operations primarily related to goodwill impairment attributable to the Process Solutions, Jostens and Gaming businesses held for sale.

[3]	During the nine months ended September 30, 2018, the Company recognized transaction and related costs of $12.9 million.
[4]

During the nine months ended September 30, 2018, the Company recognized $31.0 million of costs ($23.8 million of which is reported in discontinued operations) primarily related to the divestitures of Waddington, Team Sports and Goody and planned divestitures of Process Solutions and Commercial and Consumer Solutions businesses.

[5]

During the nine months ended September 30, 2018, the Company recorded $9.2 million, net of recoveries, for fire-related losses in the Writing business; $25.5 million of bad debt related to a customer in the Baby business; $16.7 million of costs related to the proxy contest, $1.8 million of consulting costs for accounting standard adoption, $11.3 million gain on legacy Jarden investment, and $1.0 million of pension settlement costs ($0.3 million of which is reported in discontinued operations).

[6]

During the nine months ended September 30, 2018, the Company recognized a gain of $599.0 million related to the sale of the Waddington business, gain of $20.4 million related to the sale of Goody, loss of $130.7 million related to the sale of the Rawlings business, and $0.6 million gain related to a working capital adjustment related to the sale of the Tools business.

[7]

During the nine months ended September 30, 2018 the Company recognized deferred tax expense related to the difference between the book and tax basis in the Goody, Jostens, Gaming and Fishing businesses divested and held for sale.

[8]

The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.

Reconciliation of GAAP and Non-GAAP Information

CERTAIN LINE ITEMS

(in millions, except per share data)

	For the three months ended September 30, 2017
	GAAP Measure	Project		Acquisition and	Acquisition	Transaction		Other		Non-GAAP Measure
		Renewal	Inventory	integration	amortization	and	Divestiture	non-recurring	Gain		Percentage
	Reported	costs [1]	step up [2]	costs [3]	costs [4]	related costs [5]	costs [6]	items [7]	on sale [8]	Normalized*	of Sales
Cost of products sold	$1,601.7	$(0.7)	$(0.7)	$(3.8)	$(2.9)	$—	$—	$(10.6)	$—	$1,583.0	64.2%
Gross profit	864.9	0.7	0.7	3.8	2.9	—	—	10.6	—	883.6	35.8%
Selling, general and administrative expenses	687.9	(3.8)	—	(58.2)	(28.3)	(4.9)	(13.4)	(15.0)	—	564.3	22.9%
Restructuring costs	35.5	(7.4)	—	(28.1)	—	—	—	—	—	—
Impairment charges	0.4	—	—	—	(0.4)	—	—	—	—	—
Operating income	141.1	11.9	0.7	90.1	31.6	4.9	13.4	25.6	—	319.3	12.9%
Non-operating (income) expenses	161.1	—	—	—	—	—	—	—	(45.8)	115.3
Income (loss) before income taxes	(20.0)	11.9	0.7	90.1	31.6	4.9	13.4	25.6	45.8	204.0
Income taxes [9]	(131.1)	4.1	0.2	31.1	10.8	1.6	4.7	7.2	10.3	(61.1)
Net income (loss) from continuing operations	111.1	7.8	0.5	59.0	20.8	3.3	8.7	18.4	35.5	265.1
Income (loss) from discontinued operations, net of tax	123.3	—	—	8.3	24.2	—	—	—	—	155.8
Net income (loss)	$234.4	$7.8	$0.5	$67.3	$45.0	$3.3	$8.7	$18.4	$35.5	$420.9
Diluted earnings per share**	$0.48	$0.02	$—	$0.14	$0.09	$0.01	$0.02	$0.04	$0.07	$0.86

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**	Totals may not add due to rounding.
[1]

Costs associated with Project Renewal during the three months ended September 30, 2017 include $4.5 million of project-related costs and $7.4 million of restructuring costs. Project-related costs include inventory rationalization, advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other related costs.

[2]	During the three months ended September 30, 2017, the Company recognized $0.7 million of non-cash charges related to the fair value step up of inventory related to the Chesapeake® acquisition.
[3]

During the three months ended September 30, 2017, the Company incurred costs primarily associated with the Jarden integration of $102.4 million ($12.3 million of which is reported in discontinued operations), including $31.0 million of restructuring costs ($2.9 million of which is reported in discontinued operations).

[4]

During the three months ended September 30, 2017, the Company incurred acquisition amortization costs of $68.0 million ($36.8 million of which is reported in discontinued operations). During the three months ended September 30, 2017, the Company recognized $0.4 million of impairment charges, primarily associated with the planned disposition of a facility resulting from the sale of the Fire building business.

[5]	During the three months ended September 30, 2017, the Company recognized $4.9 million of transaction and related costs, primarily associated with the Sistema® and Chesapeake® acquisition.
[6]	During the three months ended September 30, 2017, the Company recognized $13.4 million of transaction and related costs primarily associated with the divestiture of the Winter Sports business.
[7]

During the three months ended September 30, 2017, the Company incurred $10.6 million of fire-related losses and costs, net of recoveries, in the Writing business and $15.0 million of bad debt related to a customer in the Baby business.

[8]

During the three months ended September 30, 2017, the Company recognized a loss of $45.8 million related to the sale of the Winter Sports business. The Company recognized $10.0 million of tax expense attributed to withholding taxes and book tax basis difference, related to the proceeds from sale of the Winter Sports business.

[9]

The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.

Reconciliation of GAAP and Non-GAAP Information

CERTAIN LINE ITEMS

(in millions, except per share data)

	For the nine months ended September 30, 2017
	GAAP Measure	Project		Acquisition and	Acquisition	Transaction		Other	Loss on		Non-GAAP Measure
		Renewal	Inventory	integration	amortization	and	Divestiture	non-recurring	extinguishment	Gain		Percentage
	Reported	costs [1]	step up [2]	costs [3]	costs [4]	related costs [5]	costs [6]	items [7]	of debt [8]	on sale [9]	Normalized*	of Sales
Cost of products sold	$4,613.6	$(2.2)	$(8.3)	$(12.6)	$(8.6)	$—	$—	$(18.2)	$—	$—	$4,563.7	64.6%
Gross profit	2,449.2	2.2	8.3	12.6	8.6	—	—	18.2	—	—	2,499.1	35.4%
Selling, general and administrative expenses	2,052.7	(8.4)	—	(167.4)	(100.6)	(20.3)	(32.4)	(15.0)	—	—	1,708.6	24.2%
Restructuring costs	68.4	(17.7)	—	(50.7)	—	—	—	—	—	—	—
Impairment charges	84.3	—	—	—	(84.3)	—	—	—	—	—	—
Operating income	243.8	28.3	8.3	230.7	193.5	20.3	32.4	33.2	—	—	790.5	11.2%
Non-operating (income) expenses	(328.6)	—	—	—	—	(2.0)	—	—	(32.3)	712.3	349.4
Income (loss) before income taxes	572.4	28.3	8.3	230.7	193.5	22.3	32.4	33.2	32.3	(712.3)	441.1
Income taxes [10]	(99.6)	9.8	2.9	80.3	66.3	7.5	11.1	9.8	10.4	(147.3)	(48.8)
Net income (loss) from continuing operations	672.0	18.5	5.4	150.4	127.2	14.8	21.3	23.4	21.9	(565.0)	489.9
Income (loss) from discontinued operations, net of tax	423.9	—	—	21.8	70.8	—	—	—	—	—	516.5
Net income (loss)	$1,095.9	$18.5	$5.4	$172.2	$198.0	$14.8	$21.3	$23.4	$21.9	$(565.0)	$1,006.4
Diluted earnings per share**	$2.25	$0.03	$0.01	$0.35	$0.41	$0.03	$0.04	$0.05	$0.04	$(1.16)	$2.06

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**	Totals may not add due to rounding.
[1]

Costs associated with Project Renewal during the nine months ended September 30, 2017 include $10.6 million of project-related costs and $17.7 million of restructuring costs. Project-related costs include inventory rationalization, advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other related costs.

[2]

During the nine months ended September 30, 2017, the Company recognized $8.3 million of non-cash charges related to the fair value step up of inventory related to the Chesapeake®, Sistema® and WoodWick® (Smith Mountain Industries) acquisitions.

[3]

During the nine months ended September 30, 2017, the Company incurred costs primarily associated with the Jarden integration of $263.9 million ($33.2 million of which is reported in discontinued operations), including $64.5 million of restructuring costs ($13.8 million of which is reported in discontinued operations).

[4]

During the nine months ended September 30, 2017, the Company incurred acquisition amortization costs of $216.3 million ($107.1 million of which is reported in discontinued operations). During the nine months ended September 30, 2017, the Company recognized $85.0 million of impairment charges ($0.7 million of which are reported in discontinued operations), primarily associated with assets of the Winter Sports and Fire building.

[5]

During the nine months ended September 30, 2017, the Company recognized $22.3 million of transaction and related costs, which includes $2.0 million of hedge loss associated with the Sistema® acquisition.

[6]

During the nine months ended September 30, 2017, the Company recognized $32.4 million of costs primarily associated with the divestiture of the Tools business (excluding Dymo® industrial labeling) and Winter Sports business.

[7]

During the nine months ended September 30, 2017, the Company incurred $18.2 million of fire-related losses and costs, net of recoveries, in the Writing business and $15.0 million of bad debt related to a customer in the Baby business.

[8]

During the nine months ended September 30, 2017, the Company incurred a $32.3 million loss related to the extinguishment of debt, consisting of a make-whole payment of $34.2 million and fees, partially offset by $1.9 million of non-cash write-offs.

[9]

During the nine months ended September 30, 2017, the Company recognized $712.3 million of net gains related to the sale of businesses, primarily Tools and Winter Sports. During the nine months ended September 30 2017, the Company recognized $20.6 million of deferred tax expense related to the difference between the book and tax basis on the sale of the Winter Sports business.

[10]

The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.

CORE SALES ANALYSIS BY SEGMENT (UNAUDITED)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

										in Millions
	September 30, 2018					September 30, 2017
		Acquisitions						ASC 606
	2018	and				2017	Divestitures and	Revenue		Increase (Decrease)
	Net Sales	Divestitures, Net	Net Sales	Currency Impact	2018	Net Sales	Other, Net	Recognition	2017	Core Sales
	(REPORTED)	[1] [2]	Base Business	[3]	Core Sales	[4]	[1]	Adjustments [3]	Core Sales	$	%
FOOD AND APPLIANCES	721.5	—	721.5	16.9	738.4	814.6	(0.2)	(29.4)	785.0	(46.6)	(5.9)%
HOME AND OUTDOOR LIVING	726.5	(26.2)	700.3	6.6	706.9	779.5	(10.5)	(17.7)	751.3	(44.4)	(5.9)%
LEARNING AND DEVELOPMENT	829.2	(2.5)	826.7	10.9	837.6	862.8	(7.1)	(14.0)	841.7	(4.1)	(0.5)%
OTHER	—	—	—	—	—	9.7	(9.7)	(0.2)	(0.2)	0.2	(100.0)%

TOTAL COMPANY	$2,277.2	$(28.7)	$2,248.5	$34.4	$2,282.9	$2,466.6	$(27.5)	$(61.3)	$2,377.8	$(94.9)	(4.0)%

CORE SALES ANALYSIS BY GEOGRAPHY (UNAUDITED)

	September 30, 2018					September 30, 2017
		Acquisitions						ASC 606
	2018	and				2017	Divestitures and	Revenue		Increase (Decrease)
	Net Sales	Divestitures, Net	Net Sales	Currency Impact	2018	Net Sales	Other, Net	Recognition	2017	Core Sales
	(REPORTED)	[1] [2]	Base Business	[3]	Core Sales	[4]	[1]	Adjustments [3]	Core Sales	$	%
NORTH AMERICA	1,680.2	(25.9)	1,654.3	4.3	1,658.6	1,817.1	(11.3)	(51.4)	1,754.4	(95.8)	(5.5)%
EUROPE, MIDDLE EAST, AFRICA	263.9	(2.8)	261.1	3.3	264.4	287.2	(7.8)	(3.5)	275.9	(11.5)	(4.2)%
LATIN AMERICA	153.9	—	153.9	20.3	174.2	171.0	(0.2)	(2.7)	168.1	6.1	3.6%
ASIA PACIFIC	179.2	—	179.2	6.5	185.7	191.3	(8.2)	(3.7)	179.4	6.3	3.5%

TOTAL COMPANY	$2,277.2	$(28.7)	$2,248.5	$34.4	$2,282.9	$2,466.6	$(27.5)	$(61.3)	$2,377.8	$(94.9)	(4.0)%

“Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures, retail store openings and closings, changes in foreign currency and the impact of the adoption of revenue recognition standard ASC 606 as of January 1, 2018. Core Sales Increases/(Decreases) excludes the impact of currency, acquisitions and divestitures.

[1]

Divestitures include actual divestitures of two winter sports units, Völkl® and K2® products and a remaining portion of the Rubbermaid® Consumer Storage business during the third quarter of 2017; the exit of a distribution agreement with Sprue Aegis during the first quarter of 2018 and the transition of regional sales to a licensing arrangement for Graco® within the European region entered into during the third quarter of 2018.

[2]

Acquisitions exclude net sales until the one year anniversary of their respective dates of acquisition, comprised primarily of Chesapeake® Bay Candle. Since the completion of the Jarden acquisition and consistent with standard retail practice, the Home Fragrance and the Outdoor and Recreation businesses in the Home and Outdoor Living segment exclude net sales from retail store openings until the one year anniversary of their opening dates and current and prior period net sales from retail store closures from the decision date to close through their closing dates

[3]

“Currency Impact” represents the effect of foreign currency on 2018 reported sales and is calculated as the difference between the 2018 reported sales and by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures).

[4]

The Company has revised the classification of certain items, principally related to customer supply chain related payments, formerly included in costs of goods sold. The impact to net sales for the three months ended September 30, 2017 was a decrease of $12.9 million.

[5]

Certain costs and cash payments made to customers previously recorded in costs of products sold and selling, general and administrative expenses have been reclassified against sales as they do not meet the specific criteria of providing a distinct good or service under the new guidance - ASC 606.

NEWELL BRANDS INC.

CORE SALES ANALYSIS BY SEGMENT (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

										in Millions
	September 30, 2018					September 30, 2017
		Acquisitions						ASC 606
	2018	and				2017	Divestitures and	Revenue		Increase (Decrease)
	Net Sales	Divestitures, Net	Net Sales	Currency Impact	2018	Net Sales	Other, Net	Recognition	2017	Core Sales
	(REPORTED)	[1] [2]	Base Business	[3]	Core Sales	[4]	[1]	Adjustments [3]	Core Sales	$	%
FOOD AND APPLIANCES	1,875.5	(30.8)	1,844.7	12.4	1,857.1	2,033.2	(2.8)	(76.6)	1,953.8	(96.7)	(4.9)%
HOME AND OUTDOOR LIVING	2,137.9	(64.6)	2,073.3	(23.3)	2,050.0	2,242.5	(30.7)	(49.8)	2,162.0	(112.0)	(5.2)%
LEARNING AND DEVELOPMENT	2,274.9	(2.5)	2,272.4	(14.9)	2,257.5	2,539.4	(8.5)	(38.5)	2,492.4	(234.9)	(9.4)%
OTHER	2.0	(2.0)	—	—	—	247.7	(245.6)	(2.5)	(0.4)	0.4	(100.0)%

TOTAL COMPANY	$6,290.3	$(99.9)	$6,190.4	$(25.8)	$6,164.6	$7,062.8	$(287.6)	$(167.4)	$6,607.8	$(443.2)	(6.7)%

CORE SALES ANALYSIS BY GEOGRAPHY (UNAUDITED)

	September 30, 2018					September 30, 2017
		Acquisitions						ASC 606
	2018	and				2017	Divestitures and	Revenue		Increase (Decrease)
	Net Sales	Divestitures, Net	Net Sales	Currency Impact	2018	Net Sales	Other, Net	Recognition	2017	Core Sales
	(REPORTED)	[1] [2]	Base Business	[3]	Core Sales	[4]	[1]	Adjustments [3]	Core Sales	$	%
NORTH AMERICA	4,498.4	(60.8)	4,437.6	(3.7)	4,433.9	5,132.2	(170.6)	(139.3)	4,822.3	(388.4)	(8.1)%
EUROPE, MIDDLE EAST, AFRICA	818.3	(12.8)	805.5	(47.6)	757.9	913.7	(71.0)	(11.1)	831.6	(73.7)	(8.9)%
LATIN AMERICA	449.8	—	449.8	28.0	477.8	472.7	(9.0)	(8.3)	455.4	22.4	4.9%
ASIA PACIFIC	523.8	(26.3)	497.5	(2.5)	495.0	544.2	(37.0)	(8.7)	498.5	(3.5)	(0.7)%

TOTAL COMPANY	$6,290.3	$(99.9)	$6,190.4	$(25.8)	6,164.6	$7,062.8	$(287.6)	$(167.4)	$6,607.8	$(443.2)	(6.7)%

“Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures, retail store openings and closings, changes in foreign currency and the impact of the adoption of revenue recognition standard ASC 606 as of January 1, 2018. Core Sales Increases/(Decreases) excludes the impact of currency, acquisitions and divestitures.

[1]

Divestitures include actual divestitures of Tools (excluding Dymo Industrial Labelling) in the first quarter of 2017; Fire Building, Lehigh® and Teutonia® businesses in the second quarter of 2017; two winter sports units, Völkl® and K2® products and a remaining portion of the Rubbermaid® Consumer Storage business during the third quarter of 2017; the exit of a distribution agreement with Sprue Aegis during the first quarter of 2018 and the transition of regional sales to a licensing arrangement for Graco® within the European region entered into during the third quarter of 2018.

[2]

Acquisitions exclude net sales until the one year anniversary of their respective dates of acquisition, comprised of Chesapeake® Bay Candle and Sistema®. Since the completion of the Jarden acquisition and consistent with standard retail practice, the Home Fragrance and the Outdoor and Recreation businesses in the Home and Outdoor Living segment exclude net sales from retail store openings until the one year anniversary of their opening dates and current and prior period net sales from retail store closures from the decision date to close through their closing dates.

[3]

“Currency Impact” represents the effect of foreign currency on 2018 reported sales and is calculated as the difference between the 2018 reported sales and by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures).

[4]

The Company has revised the classification of certain items, principally related to customer supply chain related payments, formerly included in costs of goods sold. The impact to net sales for the nine months ended September 30, 2017 was a decrease of $30.6 million.

[5]

Certain costs and cash payments made to customers previously recorded in costs of products sold and selling, general and administrative expenses have been reclassified against sales as they do not meet the specific criteria of providing a distinct good or service under the new guidance - ASC 606.

NEWELL BRANDS INC.

Reconciliation Non-GAAP Measures

RECONCILIATION OF NET DEBT AT SEPTEMBER 30, 2018 AND 2017:

in Millions

	At September 30,	At September 30,	Increase/
	2018	2017	(Decrease)
Short term debt and current portion of long term debt	$316.3	1,289.9
Long term debt	9,296.8	10,183.7

Gross debt	9,613.1	11,473.6
Less: Cash and cash equivalents	1,443.6	792.3

NET DEBT	$8,169.5	$10,681.3	$(2,511.8)

The Company defines net debt as total debt less the total of cash, cash equivalents and current and long term marketable securities.

The Company believes net debt is meaningful to investors as it considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.